Exhibit 99.1

American States Water Company Announces Earnings for the First Quarter of 2016

SAN DIMAS, Calif.--(BUSINESS WIRE)--May 4, 2016--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.28 for the quarter ended March 31, 2016, as compared to basic and fully diluted earnings per share of $0.32 for the quarter ended March 31, 2015.

First Quarter 2016 Results

The table below sets forth a comparison of the first quarter diluted earnings per share by business segment, as reported:

	Diluted Earnings per Share
	Three Months Ended
	3/31/2016	3/31/2015	CHANGE
Water	$0.22	$0.24	$(0.02)
Electric	0.03	0.03	—
Contracted services	0.03	0.04	(0.01)
AWR (parent)	—	0.01	(0.01)
Consolidated diluted earnings per share, as reported	$0.28	$0.32	$(0.04)

Water

For the three months ended March 31, 2016, diluted earnings from the water segment decreased by $0.02 to $0.22 per share as compared to the same period in 2015, due primarily to an overall increase in operating expenses (excluding water supply costs and depreciation expense) of approximately $1.7 million due, in large part, to an increase in: (i) planned and unplanned maintenance expense, and (ii) administrative and general expenses resulting from higher legal and outside services costs related to condemnation matters. These increases were partially offset by a decrease in the effective income tax rate for the water segment primarily due to differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.

During the three months ended March 31, 2016, billed water revenue was based on 2015 adopted rates established in the prior general rate case (“GRC”) as the current GRC, which would establish new rates for 2016-2018, has not yet been approved by the California Public Utilities Commission (“CPUC”). The adopted revenues for 2016, once the CPUC issues a final decision in the current GRC, will be retroactive to January 1, 2016, and are expected to be lower than the 2015 adopted levels due primarily to decreases in supply costs caused by lower consumption, depreciation expense resulting from an updated depreciation study, and other operating expenses. As a result of the anticipated reduction in the 2016 adopted revenue level, Golden State Water Company (“GSWC”) has adjusted its water revenues downward for the three months ended March 31, 2016, with corresponding decreases to supply costs, depreciation expense and certain other expenses. These adjustments did not have a significant impact on pretax operating income for the three months ended March 31, 2016 as the overall reduction in the water gross margin is mostly offset by the lower depreciation and other operating expenses. A final GRC decision is expected sometime during 2016.

Electric

For the three months ended March 31, 2016 and 2015, diluted earnings from the electric segment were $0.03 per share. An increase in the electric gross margin resulting from CPUC approval of fourth-year rate increases effective January 1, 2016 and rate increases generated from advice letter filings, was mostly offset by an overall increase in operating expenses. Operating expenses (other than supply costs) increased by $932,000 due primarily to an increase in: (i) other operation expenses resulting from additional costs incurred in response to power outages caused by severe winter storms experienced in January 2016, (ii) depreciation expense resulting from additions to utility plant, and (iii) administrative and general expenses resulting from higher costs associated with energy-efficiency and solar-initiative programs approved by the CPUC. The costs of the energy-efficiency and solar-initiative programs have been included in customer rates equally over the rate cycle.

Contracted Services

For the three months ended March 31, 2016, diluted earnings per share from contracted services decreased by $0.01 to $0.03 per share as compared to the same period in 2015. A decrease in construction activity was partially offset by an increase in management fees resulting from successful resolutions on price redeterminations received during the third quarter of 2015. Construction activity in the first quarter of the year was lower due largely to the timing of engineering and bidding activities on capital work at the contracted services subsidiaries. The majority of the work on these projects is expected to occur during 2016, which will result in an increase in construction activity during each of the remaining quarters in 2016 as compared to the first quarter.

AWR (parent)

Diluted earnings from AWR (parent) decreased by $0.01 per share during the first quarter of 2016 as compared to the same period in 2015 due primarily to higher state income taxes recorded at the parent company, and an increase in interest expense resulting from higher short-term borrowings.

Regulatory Matters

In 2014, GSWC filed a GRC for all of its water regions and the general office to determine new rates for the years 2016-2018. A final decision is expected in 2016. GSWC has settled with the CPUC’s Office of Ratepayer Advocates the majority of GSWC’s operating expenses, as well as the consumption levels used to calculate rates for 2016-2018, which reflect conservation targets mandated by the State of California. The primary unresolved issues relate to GSWC’s capital budget requests and compensation for managerial level employees. At this time, GSWC cannot predict the final outcome of this GRC. The final decision, once issued, will be retroactive to January 1, 2016 and could result in a material change to GSWC's net income recorded during the first quarter of 2016, which would need to be adjusted in the quarter that the final decision is issued.

Dividends

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 61 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. On May 2, 2016, AWR's Board of Directors approved a second quarter dividend of $0.224 per share on the Common Shares of AWR. Dividends on the Common Shares will be payable on June 1, 2016 to shareholders of record at the close of business on May 18, 2016.

Non-GAAP Financial Measures

This press release includes a discussion on water and electric gross margins for various periods, which are computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s net income divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measures regularly and compares them to historical periods and to the operating budget.

Forward Looking Statements

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

First Quarter 2016 Earnings Conference Call

The Company will host a conference call tomorrow, May 5, 2016 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com and clicking the “Investors” button at the top of the page.

The call will be archived on our website and available for replay beginning Thursday, May 5, 2016 at 5:00 p.m. Eastern Time through Thursday, May 12, 2016.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 260,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 electric customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets
	March 31,	December 31,
(in thousands)	2016	2015
	(Unaudited)
Assets
Utility Plant-Net	$1,079,318	$1,060,794
Goodwill	1,116	1,116
Other Property and Investments	18,687	18,710
Current Assets	131,125	132,697
Regulatory and Other Assets	138,645	130,642
Total Assets	$1,368,891	$1,343,959
Capitalization and Liabilities
Capitalization	$788,311	$786,845
Current Liabilities	139,051	123,507
Other Credits	441,529	433,607
Total Capitalization and Liabilities	$1,368,891	$1,343,959

Condensed Statements of Income	Three months ended
(in thousands, except per share amounts)	March 31,
	2016	2015
	(Unaudited)
Operating Revenues
Water	$66,312	$71,504
Electric	10,573	10,969
Contracted services	16,642	18,460
Total operating revenues	$93,527	$100,933

Operating Expenses
Water purchased	$13,799	$12,291
Power purchased for pumping	1,632	2,017
Groundwater production assessment	2,700	3,389
Power purchased for resale	2,871	2,499
Supply cost balancing accounts	(3,415)	1,813
Other operation	6,966	6,160
Administrative and general	20,773	19,527
Depreciation and amortization	9,791	10,548
Maintenance	4,070	3,477
Property and other taxes	4,378	4,276
ASUS construction	8,729	10,046
Total operating expenses	$72,294	$76,043

Operating income	$21,233	$24,890

Other Income and Expenses
Interest expense	(5,623)	(5,228)
Interest income	172	112
Other, net	181	273
Total other income and expenses	(5,270)	(4,843)

Income Before Income Tax Expense	$15,963	$20,047
Income tax expense	5,813	7,898
Net Income	$10,150	$12,149

Weighted average shares outstanding	36,521	38,205
Basic earnings per Common Share	$0.28	$0.32

Weighted average diluted shares	36,697	38,408
Fully diluted earnings per Common Share	$0.28	$0.32

Dividends Declared Per Common Share	$0.224	$0.213

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707